UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 11, 2014

j2 Global, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-25965	47-1053457
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

6922 Hollywood Blvd.

Suite 500

Los Angeles, California 90028

(Address of principal executive offices)

(323) 860-9200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Underwritten Public Offering of Convertible Senior Notes

On June 11, 2014, j2 Global, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and Wells Fargo Securities, LLC as representatives of the several underwriters named on Schedule II thereto (the “Underwriters”), relating to the issuance and sale of $350 million aggregate principal amount of its 3.25% Convertible Senior Notes due 2029 (the “Notes”) in a public offering pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-196640) (the “Registration Statement”) and a related prospectus, including the related prospectus supplement, filed with the Securities and Exchange Commission (the “Offering”). In addition, the Company granted the Underwriters an option to purchase, for a period of 13 calendar days from June 17, 2014, up to an additional $52.5 million aggregate principal amount of Notes, solely to cover over-allotments. The Company estimates that the net proceeds from the Offering will be approximately $339.8 million (or approximately $390.8 million if the Underwriters exercise in full their option to purchase additional Notes) after deducting underwriting discounts and estimated offering expenses.

The foregoing summary is qualified in its entirety by reference to the text of the Underwriting Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

In connection with the Offering, the legal opinion as to the legality of the Notes sold is being filed as Exhibit 5.1 to this Current Report on Form 8-K and is incorporated herein and into the Registration Statement by reference.

Supplemental Indenture Relating to Convertible Senior Notes

On June 17, 2014, the Company entered into a Supplemental Indenture relating to the issuance by the Company of the Notes (the “Supplemental Indenture”), supplementing the Indenture, dated June 10, 2014 (the “Base Indenture,” and together with the Supplemental Indenture, the “Indenture”), by and between the Company and U.S. Bank National Association, as trustee (the “Trustee”). The Notes will bear interest at a rate of 3.25% per year payable semi-annually in arrears on June 15 and December 15 of each year, commencing December 15, 2014. The Notes will mature on June 15, 2029, unless earlier repurchased by the Company, redeemed or converted pursuant to their terms.

Beginning with the six-month interest period commencing on June 15, 2021, the Company will pay contingent interest on the Notes during any six-month interest period if the trading price per $1,000 principal amount of the notes for each of the five trading days immediately preceding the first day of such six-month period equals or exceeds $1,300. During any six-month interest period in which contingent interest is payable, the contingent interest payable per $1,000 principal amount of Notes will equal the product of (i) 0.75% per annum and (ii) the average trading price of $1,000 principal amount of Notes during the five trading days immediately preceding the first day of the applicable six-month interest period and will be payable in the same manner, at the same time and upon the same terms as regular interest payable on the Notes. Any contingent interest payable on the Notes will be in addition to the regular interest payable on the notes.

The initial conversion rate of each of the Notes is 14.4159 shares of common stock of the Company, par value $0.01 per share (“Common Stock”), per $1,000 principal amount of the Notes (which is equivalent to an initial conversion price of approximately $69.37 per share). The conversion rate for the Notes will be subject to adjustment upon the occurrence of certain specified events. In addition, upon the occurrence of a “make whole adjustment event” (as defined in the Supplemental Indenture), the conversion rate for any Notes converted in connection with such make whole adjustment event will be increased by a number of additional shares of Common Stock.

Holders of Notes may surrender their Notes for conversion at any time prior to the close of business on the business day immediately preceding the maturity date only if one or more of the following conditions is satisfied:

•	during any calendar quarter commencing after the calendar quarter ending on September 30, 2014 (and only during such calendar quarter), if the closing sale price of Common Stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter immediately preceding the calendar quarter in which the conversion occurs is more than 130% of the applicable conversion price of the Notes on each such trading day;

•	during the five consecutive business day period following any ten consecutive trading day period in which the trading price per $1,000 principal amount of the Notes for each such trading day was less than 98% of the product of (i) the closing sale price of Common Stock on each such trading day and (ii) the applicable conversion rate on each such trading day;

•	if the Company calls any or all of the Notes for redemption, at any time prior to the close of business on the business day immediately prior to the redemption date of the Notes;

•	upon the occurrence of specified corporate events; or

•	during either the period beginning on, and including, March 15, 2021 and ending on, but excluding, June 20, 2021 or the period beginning on, and including, March 15, 2029 and ending on, but excluding, the maturity date.

Upon conversion, the Company may choose to pay or deliver, as the case may be, cash, shares of Common Stock or a combination of cash and shares of Common Stock, at the Company’s election.

If the Company satisfies its conversion obligation through the payment of solely cash or through the payment and delivery of a combination of cash and shares of Common Stock, the amount of cash and shares of Common Stock, if any, due upon conversion will be based on a daily conversion value calculated on a proportionate basis for each trading day in a 30 trading day conversion period.

The Company may not redeem the Notes prior to June 20, 2021. On or after June 20, 2021 and prior to the maturity date, the Company may redeem for cash all or part of the Notes. The redemption price will be equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. No sinking fund is provided for the Notes.

Holders may require the Company to repurchase for cash all or part of their Notes on each of June 15, 2021 and June 15, 2024, or upon the occurrence of a fundamental change (as set forth in the Indenture) in each case, at a repurchase price equal to 100% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest, to, but excluding, the relevant repurchase date or the fundamental change repurchase date, as applicable.

Each of the following will constitute an event of default under the Indenture:

•	failure to pay the principal of any Note when due;

•	failure to pay or deliver, as the case may be, the consideration due upon conversion of any Note (including any additional shares) when due;

•	failure to pay any interest on any Note when due if such failure continues for 30 days;

•	failure to pay the repurchase price of any Note when due in connection with a fundamental change or on either of June 15, 2021 or June 15, 2024, as the case may be;

•	failure to provide timely notice of a fundamental change or notice of a specified corporate event in each case when due and such failure continues for a period of five business days;

•	failure to comply with certain other obligations under the Indenture;

•	default by the Company or any of its subsidiaries with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $25 million (or the foreign currency equivalent thereof) in the aggregate of the Company and/or any such subsidiary, whether such indebtedness now exists or is later created (i) resulting in such indebtedness becoming or being declared due and payable prior to its scheduled maturity or (ii) constituting a failure to pay the principal or interest of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise and such defaulted payment is not made, waived or extended within the applicable grace period;

•	final judgment for the payment of $25 million (or the foreign currency equivalent thereof) or more (excluding any amounts covered by insurance) rendered against the Company or any of its subsidiaries by a court of competent jurisdiction, which judgment is not paid, discharged or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished (to the extent not covered by indemnities provided by reputable creditworthy companies or insurance as to which the applicable insurance company is solvent and has not denied coverage);

•	failure for 60 consecutive days after written notice from the Trustee or the holders of at least 25% in principal amount of the Notes then outstanding has been received to comply with any of the Company’s other agreements contained in the Notes or Indenture; or

•	certain events of bankruptcy, insolvency or reorganization of the Company or any of its “significant subsidiaries.”

If an event of default, other than an event of default described in the final bullet above with respect to the Company, occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes may declare the principal amount of the Notes to be due and payable immediately. If an event of default described in the final bullet above occurs with respect to the Company, the principal amount of the Notes will automatically become immediately due and payable.

The summary of the foregoing transactions is qualified in its entirety by reference to the text of the Base Indenture, the Supplemental Indenture and the Form of Global 3.25% Convertible Senior Note due 2029 included in the Supplemental Indenture (the “2029 Global Note”), which are filed as Exhibits 4.1, 4.2 and 4.3, respectively, with this Current Report on Form 8-K and are incorporated herein and into the Registration Statement by reference.

ITEM 2.03.	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

The Company entered into the Supplemental Indenture relating to the issuance of the Notes. The foregoing description of the Supplemental Indenture set forth in this Item 2.03 is qualified in its entirety by reference to the full text of the Supplemental Indenture, a copy of which is attached as exhibit 4.2 hereto and incorporated by reference herein.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit Number	Description

1.1	Underwriting Agreement, dated as of June 11, 2014, by and among j2 Global, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and Wells Fargo Securities, LLC.

4.1	Indenture, dated as of June 10, 2014, between j2 Global, Inc. and U.S. Bank National Association, as trustee (incorporated by reference to the Exhibit 4.1 to j2 Global, Inc.’s Registration Statement on Form S-3 (333-196640), filed on June 10, 2014).

4.2	First Supplemental Indenture, dated as of June 17, 2014, by and between j2 Global, Inc. and U.S. Bank National Association, as trustee.

4.3	Form of Global 3.25% Convertible Senior Note Due 2029 (included in Exhibit 4.2).

5.1	Opinion of Sullivan & Cromwell LLP.

99.1	Information relating to Item 14 of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

j2 Global, Inc. (Registrant)

Date: June 17, 2014	By:	/s/ Jeffrey D. Adelman
Jeffrey D. Adelman
Vice President, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit Number	Description

1.1	Underwriting Agreement, dated as of June 11, 2014, by and among j2 Global, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and Wells Fargo Securities, LLC.

4.1	Indenture, dated as of June 10, 2014, between j2 Global, Inc. and U.S. Bank National Association, as trustee (incorporated by reference to the Exhibit 4.1 to j2 Global’s Registration Statement on Form S-3 (333-196640), filed on June 10, 2014).

4.2	First Supplemental Indenture, dated as of June 17, 2014, by and between j2 Global, Inc. and U.S. Bank National Association, as trustee.

4.3	Form of Global 3.25% Convertible Senior Note Due 2029 (included in Exhibit 4.2).

5.1	Opinion of Sullivan & Cromwell LLP.

99.1	Information relating to Item 14 of the Registration Statement.